Exhibit 11


                      Owens & Minor, Inc. and Subsidiaries
                Calculation of Net Income (Loss) per Common Share



(In thousands, except per share data)

                                                                            Year ended December 31,

                                                              1996                  1995                1994
                                                         ---------------      ----------------     ---------------
Net income (loss)                                        $        12,965      $       (11,308)     $          7,919

Dividends on preferred stock                                       5,175                5,175                 3,309
                                                         ---------------      ----------------     ----------------

Net income (loss) attributable
    to common shares                                     $         7,790      $       (16,483)     $          4,610
                                                         ---------------      ----------------     ----------------

Weighted average common shares                                    31,630               30,820                30,764

Common share equivalents-dilutive
    stock options                                                    140                     -                  344
                                                         ---------------      ----------------     ----------------

Weighted average common shares
    and common share equivalents                                  31,770                30,820               31,108
                                                         ===============      ================     ================


Net income (loss) per common share                       $           .25      $          (.53)     $            .15
                                                         ===============      ================     ================
